Exhibit 10.31

PERFORMANCE RESTRICTED STOCK UNITS AGREEMENT

[Full Name of Employee]

[Date]

Dear [First Name]:
Pursuant to the AMC Networks Inc. Amended and Restated 2011 Employee Stock Plan (the “Plan”), you have been selected by the Compensation Committee of the Board of Directors (as more fully described in Section 12, the “Committee”) of AMC Networks Inc. (the “Company”), effective as of _________ (the “Grant Date”), to receive a contingent performance restricted stock unit award (“Award”). The Award is granted subject to the terms and conditions set forth below and in the Plan.
Capitalized terms used but not defined in this agreement (this “Agreement”) have the meanings given to them in the Plan. The Award is subject to the terms and conditions set forth below:
1.Awards. In accordance with the terms of this Agreement, the target amount of your contingent Award is [#RSUs] restricted stock units (the “Target Award”), which number of units may be increased or decreased to the extent the performance objectives set forth on Annex 2 hereto (the “Objectives”) have been attained in respect of the period from January 1, ____ through December 31, ____ (the “Performance Period”). Each restricted stock unit shall represent an unfunded, unsecured promise by the Company to deliver to you one share of the Company’s Class A Common Stock, par value $.01 per share (“Share”), on the Delivery Date. The Award, calculated in accordance with Annex 2 attached hereto, will vest upon the date on which the Committee determines the Company’s performance against the Objectives (the “Vesting Date”) provided, that you have remained in the continuous employ of the Company or one of the AMC Subsidiaries from the Effective Date through the Vesting Date. In accordance with Section 10(b) of the Plan, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable in respect of your Award, the Company may deliver a cash amount equal to the number of such Shares multiplied by the Fair Market Value of a Share on the date when Shares would otherwise have been issued, as determined by the Committee.
2.    Termination of Employment. If, on or prior to the Vesting Date, your continuous employment by the Company or one of the AMC Subsidiaries ends for any reason, other than as a result of your death, then you will automatically forfeit all of your rights and interest in the Award regardless of whether the Objectives are attained.
3.    Death. If, prior to the end of the Performance Period, your employment with the Company or any of the AMC Subsidiaries is terminated as a result of your death, then the Target Award prorated

1

for the number of completed months of your employment during the Performance Period prior to such termination will vest on the date of such termination. If after the end of the Performance Period but prior to the Vesting Date, your employment with the Company or any of the AMC Subsidiaries is terminated as a result of your death, then your estate will receive the Award, if any, to which you would have been entitled on the Vesting Date had your employment not been so terminated.
4.    Change of Control/Going Private Transaction. As set forth in Annex 1 attached hereto, your entitlement to the Award may be affected in the event of a Change of Control of the Company or a going-private transaction (each as defined in Annex 1 attached hereto).
5.    Transfer Restrictions. You may not transfer, assign, pledge or otherwise encumber the units, other than to the extent provided in the Plan.
6.    Unfunded Obligation. The Plan will at all times be unfunded and, except as set forth in Annex 1 of this Agreement, no provision will at any time be made with respect to segregating any assets of the Company or any of its Affiliates for payment of any benefits under the Plan, including, without limitation, those covered by this Agreement. Your right or that of your estate to receive delivery or payment under this Agreement shall be an unsecured claim against the general assets of the Company, including any rabbi trust established pursuant to Annex 1. Neither you nor your estate shall have any rights in or against any specific assets of the Company other than the assets held by the rabbi trust established pursuant to Annex 1.
7.    Right to Vote and Receive Dividends. You shall not be deemed to be the holder of Shares, and shall not have any of the rights of a stockholder with respect to any units, unless and until the Company shall have issued and delivered Shares to you and your name shall have been entered as a stockholder of record on the books of the Company. Pursuant to Section 10(c) of the Plan, all ordinary (as determined by the Committee in its sole discretion) cash dividends that would have been paid upon any Shares underlying your units had such Shares been issued will be retained by the Company for your account until your units vest and such dividends will be paid to you (without interest) on the Delivery Date to the extent that your units vest.
8.    Tax Representations and Tax Withholding. You hereby acknowledge that you have reviewed with your own tax advisors the federal, state and local tax consequences of receiving the units. You hereby represent to the Company that you are relying solely on such advisors and not on any statements or representations of the Company, its Affiliates or any of their respective agents. If, in connection with the units, the Company is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 16 of the Plan.
9.    Section 409A. It is the Company’s intent that payments under this Agreement shall comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable, and that the Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement or any employment agreement you have entered into with the Company, to the extent that any payment or benefit under this Agreement, or any other plan or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death). Each payment under this Agreement will be treated as a separate payment under Section 409A.
10.    Delivery. Subject to Sections 9, 11 and 14 and Annex 1 and except as otherwise provided in this Agreement, the Shares will be delivered in respect of vested units (if any) on the first to occur of the following events (i) to you on or promptly after the Vesting Date (but in no case more than 15 days after such date) and (ii) in the event of your death to your estate after your death and during the calendar year in which your death occurs (or such later date as may be permitted under Section 409A) (the “Delivery Date”). Unless otherwise determined by the Committee, delivery of the Shares at the Delivery Date will be by book-entry credit to an account in your name that the Company has established at a custody agent (the “custodian”). The Company’s transfer agent, Wells Fargo Bank, N.A., shall act as the custodian of the Shares; however, the Company may in its sole discretion appoint another custodian to replace Wells Fargo Bank, N.A. On the Delivery Date, if you have complied with your obligations under this Agreement and provided that your tax obligations with respect to the vested units are appropriately satisfied, we will instruct the custodian to electronically transfer your Shares to a brokerage or other account on your behalf (or make such other arrangements for the delivery of the Shares to you as we reasonably determine).
11.    Right of Offset. You hereby agree that the Company shall have the right to offset against its obligation to deliver shares of Class A Common Stock, cash or other property under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or any of the AMC Subsidiaries.
12.    The Committee. For purposes of this Agreement, the term “Committee” means the Compensation Committee of the Board of Directors of the Company or any replacement committee established under, and as more fully defined in, the Plan.
13.    Committee Discretion. The Committee has full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.
14.    Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Agreement, except that the Committee shall not make any amendment or revision in a manner unfavorable to you (other than if immaterial), without your consent. No consent shall be required for amendments made pursuant to Section 12 of the Plan, except that, for purposes of Section 19 of the Plan, Section 4 and Annex 1 of this Agreement are deemed to be “terms of an Award Agreement expressly refer[ring] to an Adjustment Event.” Any amendment of this Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.
15.    Units Subject to the Plan. The units covered by this Agreement are subject to the Plan.

16.    AMC Subsidiaries. For purposes of this Agreement, “AMC Subsidiaries” shall mean the direct or indirect subsidiaries of the Company (or, in the case of a going private transaction or Change of Control, the direct or indirect subsidiaries of the Surviving Entity).
17.    Entire Agreement. Except for any employment agreement between you and the Company or any of its Affiliates in effect as of the date of the grant hereof (as such employment agreement may be modified, renewed or replaced), this Agreement and the Plan constitute the entire understanding and agreement of you and the Company with respect to the units covered hereby and supersede all prior understandings and agreements. Except as provided in Sections 9 and 16, in the event of a conflict among the documents with respect to the terms and conditions of the units covered hereby, the documents will be accorded the following order of authority: the terms and conditions of the Plan will have highest authority followed by the terms and conditions of your employment agreement, if any, followed by the terms and conditions of this Agreement.
18.    Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.
19.    Governing Law. This Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of New York.
20.    Jurisdiction and Venue. You irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States located in the Southern District and Eastern District of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You agree that the mailing of process or other papers in connection with any action or proceeding in any manner permitted by law shall be valid and sufficient service.
21.    Waiver. No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same, any similar or any dissimilar term or condition at the same or at any prior or subsequent time.
22.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
23.    Exclusion from Compensation Calculation. By acceptance of this Agreement, you shall be deemed to be in agreement that the units covered hereby shall be considered special incentive compensation and will be exempt from inclusion as “wages” or “salary” in pension, retirement, life insurance and other employee benefits arrangements of the Company and its Affiliates, except as determined otherwise by the Company. In addition, each of your beneficiaries shall be deemed to be in agreement that all such shares be exempt from inclusion in “wages” or “salary” for purposes of calculating benefits of any life insurance coverage sponsored by the Company or any of its Affiliates.

24.    No Right to Continued Employment. Nothing contained in this Agreement or the Plan shall be construed to confer on you any right to continue in the employ of the Company or any Affiliate, or derogate from the right of the Company or any Affiliate, as applicable, to retire, request the resignation of, or discharge you, at any time, with or without cause.
25.    Restrictive Covenants. You agreed to be bound by the restrictive covenants set forth in Annex 3.
26.    Headings. The headings in this Agreement are for purposes of convenience only and are not intended to define or limit the construction of the terms and conditions of this Agreement.
27.    Effective Date. Upon execution by you, this Agreement shall be effective from and as of the Grant Date.
28.    2016 Employee Stock Plan. Notwithstanding the foregoing, if the delivery of Shares in settlement of your vested Award, combined with the delivery of Shares in settlement of all other vested performance restricted stock unit awards granted under the Plan in 2016, would result in the issuance of an aggregate number of Shares that exceeds the number of Shares remaining available for issuance under the Plan (the Shares in settlement of such award that exceed such limit, as determined by the Committee, are the “Excess Shares”), then the delivery of the Excess Shares is contingent on approval by the Company’s shareholders of the 2016 Employee Stock Plan (or any other stock incentive plan). If such shareholder approval is not obtained by the Vesting Date, then the portion of your vested Award that would otherwise be settled in the Excess Shares will instead be paid to you in a cash amount equal to your number of Excess Shares multiplied by the Fair Market Value of a Share on the date that the Excess Shares would otherwise have been issued, as determined by the Committee.

29.    Signatures. Execution of this Agreement by the Company and/or you may be in the form of an electronic, manual or similar signature, and such signature shall be treated as an original signature for all purposes.

AMC NETWORKS INC.
By:	Name: Joshua Sapan Title: President and CEO

By your electronic signature, you (i) acknowledge that a complete copy of the Plan and this Agreement have been made available to you and (ii) agree to all of the terms and conditions set forth in the Plan and this Agreement.

Annex 1
to
Performance Restricted Stock Units Agreement

1.	Going Private Transaction. In the event of a “going private transaction,” as defined below, your entitlement to the Award shall be as follows:

A.
The Committee shall, no later than the effective date of the transaction which results in a going private transaction, deem the Objectives to be satisfied at the target level and convert your Target Award into an amount of cash equal to (a) the number of your unvested units multiplied by (b) the “offer price per share,” the “acquisition price per share” or the “merger price per share,” each as defined below, whichever of such amounts is applicable.

B.
Provided that you remain continuously employed with the Company, the Surviving Entity or one of the AMC Subsidiaries, the cash award provided for in Paragraph 1(A) shall become payable to you (or your estate) at the earlier of (a) the date on which your Award would otherwise have vested had it continued in effect, (b) the date of your death or (c) the date on which your employment with the Company, the Surviving Entity or one of the AMC Subsidiaries is terminated (i) by the Company, the Surviving Entity or one of the AMC Subsidiaries other than for Cause or (ii) by you for “good reason,” as defined below. The amount payable in cash shall be payable together with interest from the effective date of the going private transaction until the date of payment at (a) the weighted average cost of capital of the Company immediately prior to the effectiveness of the going private transaction, or (b) if the Company (or the Surviving Entity) sets aside the funds in a trust or other funding arrangement, the actual earnings of such trust or other funding arrangement. Notwithstanding the foregoing, if you become entitled to payment of the Target Award by virtue of a termination in accordance with (c)(i) or (c)(ii) of this Section 1(B) and are determined by the Company to be a “specified employee” within the meaning of Section 409A, the Target Award shall be paid to you on the earliest of: (i) January 1, ____, (ii) the date that is six months from your date of employment termination and (iii) any other date on which such payment or any portion thereof would be a permissible distribution under Section 409A. In the event of such a determination, the Company shall promptly following the date of your employment termination set aside such amount for your benefit in a “rabbi trust” that satisfies the requirements of Revenue Procedure 92-64, and on a monthly basis shall deposit into such trust interest in arrears (compounded quarterly at the rate provided below) until such time as such amount, together with all accrued interest thereon, is paid to you in full pursuant to the previous sentence; provided, that no payment will be made to such rabbi trust if it would be contrary to law or cause you to incur additional tax under Section 409A. The initial interest rate shall be the average of the one-year LIBOR fixed rate equivalent for the ten business days prior to the date of your employment termination.

2.
Change of Control. Notwithstanding anything to the contrary contained in this Agreement but subject to the subsections of this Section 2, if at any time a Change of Control (as defined below) of the Company occurs and immediately prior to such transaction you are employed by the Company or one of the AMC Subsidiaries, you will be entitled to the payment of the Target Award whether or not the Objectives have been attained.

A.	If the actual Change of Control:

i.
is a permissible distribution event under Section 409A or payment of the Award promptly upon such event is otherwise permissible under Section 409A (including, for the avoidance of doubt, by reason of the inapplicability of Section 409A to the Award), then the Target Award shall be paid to you by the Company promptly following the Change of Control; or

ii.	is not a permissible distribution event under Section 409A and payment of the Award promptly upon such event is not otherwise permissible under Section 409A, then:

a.
(1) if the Company or the Surviving Entity has shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on NASDAQ or any other stock exchange, then the Committee shall, no later than the effective date of the Change of Control, either (A) convert your Target Award into an amount of cash equal to the amount calculated as per Paragraph 1(A) above or (B) arrange to have the Surviving Entity grant to you an award of restricted stock units (or partnership units) for shares of the Surviving Entity on the same terms and with a value equivalent to your unvested units which will, in the good faith determination of the Committee, provide you with an equivalent profit potential, or

(2) if the Company or the Surviving Entity does not have shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on NASDAQ or any other stock exchange, the Committee shall convert your Target Award into an amount of cash equal to the amount calculated as per Paragraph 1(A) above;

b.
any cash award or any substitute restricted stock unit award of the Surviving Entity provided in Paragraph 2(A)(ii)(a) will be fully vested and will be paid to you (or your estate) at the earliest of (a) any subsequent date on which you are no longer employed by the Company, the Surviving Entity or any of the AMC Subsidiaries for any reason other than termination of your employment by one of such entities for Cause (provided that if you are determined by the Company to be a “specified employee” within the meaning of

Section 409A, six months from such date), (b) any other date on which such payment or any portion thereof would be a permissible distribution under Section 409A or (c) January 1, _____.

B.
Upon any Change of Control, to the extent any amounts are due to be paid to you at a later date pursuant to Section 2(A)(ii) above, the Company shall promptly following the Change of Control set aside such amount for your benefit in a “rabbi trust” that satisfies the requirements of Revenue Procedure 92-64, and on a monthly basis shall deposit into such trust interest in arrears (compounded quarterly at the rate provided below) until such time as such amount, together with all accrued interest thereon, is paid to you in full pursuant to Section 2(A)(ii) above); provided, that no payment will be made to such rabbi trust if it would be contrary to law or cause you to incur additional tax under Section 409A. The initial interest rate shall be the average of the one-year LIBOR fixed rate equivalent for the ten business days prior to the date of the Change of Control and shall adjust annually based on the average of such rate for the ten business days prior to each anniversary of the Change of Control.

C.
If and to the extent that any payment under this Section 2 is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment, then such payment shall be made to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations.

3.	As used herein,
“Acquisition price per share” shall mean the greater of (i) the highest price per share stated on the Schedule 13D or any amendment thereto filed by the holder of twenty percent (20%) or more of the Company’s voting power which gives rise to the Change of Control or going private transaction, and (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of such Change of Control or going private transaction.
“Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or any of its Affiliates, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.
“Change of Control” means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of the power to direct the management of the Company or substantially all its assets (as constituted immediately prior to such transaction or transactions).

“Going private transaction” means a transaction involving the purchase of Company securities described in Rule 13e-3 to the Securities and Exchange Act of 1934.
“Good reason” means
without your express written consent any reduction in your base salary or target bonus opportunity, or any material impairment or material adverse change in your working conditions (as the same may from time to time have been improved or, with your written consent, otherwise altered, in each case, after the Grant Date) at any time after or within ninety (90) days prior to the going private transaction including, without limitation, any material reduction of your other compensation, executive perquisites or other employee benefits (measured, where applicable, by level or participation or percentage of award under any plans of the Company), or material impairment or material adverse change of your level of responsibility, authority, autonomy or title, or to your scope of duties;
any failure by the Company to comply with any of the provisions of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by you;
the Company’s requiring you to be based at any office or location more than thirty-five (35) miles from your location immediately prior to such event except for travel reasonably required in the performance of your responsibilities; or
any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Paragraph 1 or Paragraph 2(A)(ii).
“Merger price per share” shall mean, in the case of a merger, consolidation, sale, exchange or other disposition of assets that results in a Change of Control or going private transaction (a “Merger”), the greater of (i) the fixed or formula price for the acquisition of shares of common stock occurring pursuant to the Merger, and (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of such Change of Control or going private transaction. Any securities or property which are part or all of the consideration paid for shares of common stock pursuant to the Merger shall be valued in determining the merger price per share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity which is a party with the Company to the Merger, or (B) the valuation placed on such securities or property by the Committee.
“Offer price per share” shall mean, in the case of a tender offer or exchange offer which results in a Change of Control or going private transaction (an “Offer”), the greater of (i) the highest price per share of common stock paid pursuant to the Offer, or (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of a Change of Control or going private transaction. Any securities or property which are part or all of the consideration paid for shares of common stock in the Offer shall be valued in determining the Offer Price per Share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity making such offer or (B) the valuation placed on such securities or property by the Committee.

“Surviving Entity” means the entity that owns, directly or indirectly, after consummation of any transaction, substantially all the assets of the Company as constituted immediately prior to consummation of such transaction. If any such entity is at least majority-owned, directly or indirectly, by any entity (a “parent entity”) which has shares of common stock (or partnership units) traded on a national stock exchange or the over-the-counter market, as reported on NASDAQ or any other stock exchange, then such parent entity shall be deemed to be the Surviving Entity, provided that if there shall be more than one such parent entity, the parent entity closest to ownership of substantially all the assets of the Company shall be deemed to be the Surviving Entity. If in connection with any transaction, a Change of Control or going private transaction occurs and no entity shall own, after consummation of such transaction, substantially all the assets of the Company as constituted immediately prior to consummation of such transaction, then, notwithstanding any other provision of this Paragraph 3 to the contrary, there shall not be deemed to be a Surviving Entity so that the provisions of Paragraph 2(A)(ii)(a)(1)(B) shall not be applicable.

Annex 2
to
Performance Restricted Stock Units Agreement

[Performance Objectives Intentionally Omitted.]

Annex 3
to
Performance Restricted Stock Units Agreement

RESTRICTIVE COVENANTS

You agree to comply with the following covenants.

1. CONFIDENTIALITY

You agree to retain in strict confidence and not divulge, disseminate, copy or disclose to any third party any Confidential Information, other than for legitimate business purposes of the Company and its subsidiaries. As used herein, “Confidential Information” means any non-public information that is material or of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or its Affiliates or any current or former director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) subscriber, customer, fan, vendor or shareholder lists or data; (iv) technical or strategic information regarding the Covered Parties’ cable, data, telephone, programming, advertising, film production, motion picture exhibition, newspaper, multichannel video data and distribution services or other businesses; (v) advertising, business, sales or marketing tactics and strategies; (vi) policies, practices, procedures or techniques; (vii) trade secrets or other intellectual property; (viii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (ix) terms of agreements with third parties and third party trade secrets; (x) information regarding employees, agents, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; and (xi) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.

If disclosed, Confidential Information or Other Information could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates subsidiaries, officers, directors, employees, teams, players, coaches, consultants or agents or any of the Covered Parties.

Notwithstanding the foregoing, the obligations of this section, other than with respect to subscriber information, shall not apply to Confidential Information which is:

a) already in the public domain;

b) disclosed to you by a third party with the right to disclose it in good faith; or

c) specifically exempted in writing by the Company from the applicability of this Agreement.

Notwithstanding anything elsewhere in this Agreement, you are authorized to make any disclosure required of you by any federal, state and local laws or judicial, arbitral or governmental agency proceedings, after providing the Company with prior written notice and an opportunity to respond prior to such disclosure. In addition, this Agreement in no way restricts or prevents you from providing truthful testimony concerning the Company to judicial, administrative, regulatory or other governmental authorities.

2. NON-DISPARAGEMENT

You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of its incumbent or former officers, directors, agents, consultants, employees, successors and assigns or any of the Covered Parties.

3. COMPANY PROPERTY

As an employee of the Company, you agree that all original works of authorship that result from your activities within the scope of your employment and which are protectable by copyright are “works made for hire,” as the term is defined in the United States Copyright Act (17 USCA, Section 101). In addition, you agree that the Company is the owner of, and you hereby assign to the Company, without further consideration, all rights, title and interest in and to all programming and programming ideas, trademarks, copyrights, content, trade secrets, domain names, social media accounts and other intellectual property relating thereto, documents, tapes, videos, designs, plans, formulas, models, processes, computer programs,  inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development concepts, plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the “Materials”), excluding only those assets that that Executive Vice President and Chief Financial Officer and the Executive Vice President and General Counsel have agreed to in writing to except. All such “works made for hire” and assigned assets are the sole property of the Company and freely transferable by the Company throughout the world. The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you. Notwithstanding the terms set forth in this Section 3, in the event that the terms of your written employment agreement or other written agreement with the Company conflict with the terms set forth in this Section 3, the terms of those agreements will control.

4. FURTHER COOPERATION

Following the date of termination of your employment with the Company (the “Expiration Date”), you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Expiration Date, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company or its Affiliates. This cooperation includes, without limitation, participation on behalf of the Company or its Affiliates in any litigation or administrative proceeding brought by any former or existing employee, team, player, coach, guest, representative, agent or vendor of the Company or its Affiliates.

The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of such expense before you incur the same.

5. NON-HIRE OR SOLICIT

You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any then current employee of the Company, or any of its Affiliates, until the first anniversary of the date of your termination of employment with the Company. This restriction does not apply to any employee who was discharged by the Company. In addition, this restriction will not prevent you from providing references.

6. ACKNOWLEDGMENTS

You acknowledge that the restrictions contained in this Annex 3, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach the provisions of this Annex 3, and therefore agree that the Company shall be entitled to injunctive relief, to prevent any breach or threatened breach of any of those provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex 3, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex 3 shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex 3 or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7. SURVIVAL

The provisions of this Annex 3 shall survive any termination of your employment by the Company or the expiration of the Agreement.

8. CLAWBACK

If you breach any of the covenants in this Annex 3, then the Company will be entitled to (i) seek injunctive relief in accordance with Section 6 of this Annex 3 or (ii) exercise its right to receive, and you will be obligated to immediately repay to the Company upon demand therefor, the gross (pre-tax) amount of (i) the fair market value of any Shares deliverable in respect of the Units granted under this Agreement (based on the closing price of the Shares on the Delivery Date or the most immediately preceding trading day) and (ii) any cash payable in respect of the Units granted under this Agreement.